Exhibit 99.1

Press Release
October 17, 2011
7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Third Quarter 2011 Results

FORT WAYNE, INDIANA, October 17, 2011— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced third quarter net income of $43 million, or $0.19 per diluted share, on net sales of $2.0 billion. By comparison, third quarter 2010 net income was $19 million, or $0.09 per diluted share, on net sales of $1.6 billion, and second quarter 2011 net income was $99 million, or $0.43 per diluted share, on net sales of $2.1 billion.

Third quarter 2011 steel shipments were 1.5 million tons, 12 percent higher than the third quarter of 2010 and 1 percent higher than the second quarter of 2011. The average external steel selling price for the third quarter (including sales by The Techs) increased $115 per ton shipped to $897 from the third quarter 2010 average sales price of $782, and decreased $50 per ton shipped from the second quarter 2011 average sales price of $947 per ton.

Based on the tons of scrap melted at the five steel mills, the third quarter’s average ferrous scrap cost per ton melted increased $79 compared to the third quarter of 2010, and increased $5 compared to the second quarter of 2011.

OmniSource’s ferrous shipments in the third quarter were 1.5 million gross tons, 9 percent higher than the third quarter of 2010, but 5 percent lower than the second quarter of 2011. OmniSource provided 53 percent of the ferrous scrap purchased by SDI’s steel mills during the third quarter.  Third quarter non-ferrous shipments were 270 million pounds, 5 percent higher than the third quarter of 2010, and 6 percent higher than the second quarter of 2011.

“Quarter over quarter operating income was significantly impacted by decreased flat rolled earnings, ” said Keith Busse, Chairman and CEO. “Despite relatively unchanged volumes, earnings from our flat rolled operations declined 60 percent in the third quarter as declines in pricing were matched with increased raw material costs, resulting in significant margin compression.  Our average flat rolled selling price per ton shipped decreased $95 in the third quarter. Orders remain fairly consistent, and we currently believe flat rolled pricing has reached a current cycle bottom. The Flat Roll mill operated at an estimated production capacity of 93 percent during the third quarter.”

Operating income from the company’s steel operations was $139 million, or $96 per ton shipped in the third quarter of 2011, an increase of $51 million, or $28 per ton compared to the same quarter of 2010, but a decrease of $78 million, or $57 per ton compared to the second quarter of 2011.

“Business at the Engineered Bar Products Division remains strong,” continued Busse, “and our team is executing very well. The mill’s production of 167,000 tons in the third quarter was at a rate exceeding its theoretical annual capacity of 625,000 tons. During the third quarter our Structural and Rail Division achieved a 50 percent utilization rate, its highest production rate since the recession lows of 2009. Third quarter rail shipments were 31,000 tons, bringing year-to-date rail shipments to 97,000 tons. Steel of West Virginia is also experiencing strong demand and operated at 90 percent of capacity during the third quarter.”

Third quarter operating losses for the fabrication segment narrowed to $250,000, as compared to $500,000 in the third quarter of 2010, and $1.6 million in the second quarter of 2011.

“Operating income for OmniSource was $11 million in the third quarter, a decrease of $11 million in comparison to the third quarter of 2010, and a decrease of $7 million in comparison to the second quarter of 2011,” said Mark Millett, President and Chief Operating Officer.  “In spite of weaker sequential volumes, earnings from our ferrous operations improved in the third quarter through margin expansion.  However, the unexpected dramatic slide in copper, aluminum and nickel prices during late September resulted in negative earnings from our non-ferrous operations which more than offset the quarter over quarter ferrous improvement.  We recorded non-cash, unrealized losses of $6 million, or approximately $0.02 per diluted share after-tax, in late September associated specifically with marking our fixed price forward purchase contracts to lower market values.  However, our complete hedging program, including the offset from fixed price forward purchase contracts, resulted in a non-cash, unrealized hedging gain of $2 million in the third quarter.”

The impact of Mesabi Nugget start-up losses on the company’s third quarter 2011 consolidated pre-tax earnings was unchanged from the second quarter at $13 million, or approximately $0.03 per diluted share, after-tax.  Third quarter production of iron nuggets was 33,000 metric tons, a decrease from the 38,000 metric tons produced in the second quarter, due to a planned three week September outage  needed to install equipment to improve plant utilization going forward.

“I am pleased to report that we have made progress in assuring a low-cost, secure alternative future supply of iron concentrate for use at Mesabi Nugget,” Millett said. “One of the uncertainties of the project has been the timing related to issuance of the necessary mining permits from the State of Minnesota, which is necessary for us to benefit from lower cost iron concentrate in the production process.   Progress continues to be made, but we currently believe the earliest we might receive the permit is the end of 2012.  During the third quarter, as an alternative and complement to mining, we entered into a joint-venture agreement with Magnetation, Inc. to form a business to supply sufficient iron concentrate to fully meet the needs of the Mesabi Nugget plant at full utilization.  We anticipate obtaining permits for this venture before the end of the year, and expect production to begin in the third quarter of 2012.  Iron Dynamics continues to provide a consistent supply of liquid pig iron to the Flat Roll Division. Its output, combined with our supply of iron nuggets, makes the company self-sufficient in providing iron resources to our Flat Roll mill.”

In September, the company also amended, restated and expanded its senior secured revolving credit facility from the prior $924 million level to a renewed five year $1.1 billion facility.  Combined with cash deposits of $457 million, the company achieved record liquidity of over $1.5 billion at September 30, 2011.  Subject to certain conditions, the company also has the opportunity to increase the facility size by an additional $400 million.

The company recorded other non-cash expenses of approximately $3.3 million, or approximately $0.01 per diluted share, after-tax, during the third quarter 2011, related to an equipment impairment charge and the write off of financing fees associated with the prior revolving credit facility.  In addition, in appreciation for the dedication and performance demonstrated by the company’s employees during the past two years, the company awarded each employee with a $1,000 cash bonus during the third quarter, which totaled $5.8 million, or approximately $0.02 per diluted share, after-tax.

“Looking ahead to the fourth quarter of 2011,” Busse said, “we believe the economic climate will remain challenging in light of decreased consumer confidence, the uncertain domestic political landscape and the European debt crisis.  To a large degree these elements are out of our control; however, we remain confident that with our low-cost manufacturing structure, exceptional employee base, and superior operating culture, we are prepared to capitalize on all opportunities presented.  We will provide more definitive quantitative guidance regarding the fourth quarter in December.”

Third Quarter 2011 Reporting Segment Information

The following highlights third quarter 2011 results for each of SDI’s three primary reporting segments. References to segment operating income and operating income per ton in the following paragraphs exclude profit-sharing costs and amortization related to intangible assets.

Steel Operations. This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rail, and specialty shapes. Steel operations represented 60 percent of the company’s third quarter 2011 external net sales and 61 percent of external net sales in the second quarter 2011. Third quarter 2011 net sales for steel operations were $1.3 billion on shipments of 1.5 million tons, compared to net sales of $1.0 billion on shipments of 1.3 million tons during the same period in 2010, and $1.4 billion in net sales on shipments of 1.5 million tons in the second quarter of 2011 (including intra-segment and intra-company sales). The average external steel selling price for the third quarter decreased $50 per ton to $897 from the second quarter 2011 average of $947. The third quarter’s average ferrous scrap cost per ton charged was $5 higher than the second quarter of 2011. Third quarter operating income for the steel segment was $139 million, or $96 per ton shipped, compared to $88 million, or $68 per ton, in the third quarter of 2010, and $217 million, or $153 per ton, in the second quarter of 2011.

Metals Recycling and Ferrous Resources.  This segment principally includes the company’s metals recycling operations (OmniSource Corporation), liquid pig iron manufacturing facility (Iron Dynamics), and iron nugget manufacturing start-up facility (Mesabi Nugget, which is 81 percent company owned). Third quarter net sales (including intra-segment and intra-company sales) and operating income for the segment were $1.1 billion and $3.7 million, respectively, as compared to $805 million and $9.4 million during the third quarter of 2010, and $1.1 billion and operating income of $11 million in the second quarter of 2011. The segment represented 35 percent of the company’s external net sales for both the second and third quarters of 2011.

OmniSource’s third quarter 2011 ferrous shipments were 1.5 million gross tons and non-ferrous shipments were 270 million pounds, compared to ferrous shipments of 1.4 million gross tons and non-ferrous shipments of 257 million pounds for the third quarter of 2010, and ferrous shipments of 1.6 million gross tons and non-ferrous shipments of 255 million pounds for the second quarter of 2011. OmniSource’s ferrous scrap shipments to SDI’s steel mills were 44 percent of its ferrous scrap shipments during the third quarter versus 42 percent in the second quarter of 2011. During the third  quarter, OmniSource supplied 646,000 gross tons of ferrous scrap to SDI’s steel operations, or approximately 53 percent of the tonnage of ferrous scrap purchased by the mills. Operating income for OmniSource for the third quarter of 2011 was $11 million as compared to $22 million during the third quarter of 2010 and $18 million in the second quarter of 2011.

Steel Fabrication Operations.  The New Millennium Building Systems steel fabrication operations fabricate steel joists, trusses, and decking used in the construction of non-residential buildings.  Fabrication operations represented 4 percent of the company’s external net sales for the third quarter of 2011 as compared to 3 percent for the second quarter.

Third quarter 2011 net sales for fabrication operations were $83 million on shipments of 65,000 tons, compared to $54 million on shipments of 47,000 tons during the same period in 2010, and $62 million on shipments of 48,000 tons during the second quarter of 2011 (including intra-company sales and shipments). Third quarter operating losses for the fabrication segment narrowed to $250,000, as compared to $500,000 in the third quarter of 2010, and $1.6 million in the second quarter of 2011.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and scrap metal markets, Steel Dynamics’ revenues, costs, future earnings, and the operation of new or existing facilities or technologies. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of a prolonged or deepening recession on industrial demand; conditions in such steel consuming sectors as the automotive, consumer appliance or construction industries; the impact of domestic or foreign import price competition; difficulties in integrating or in realizing anticipated values from acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or scrap substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, we caution you that these statements speak only as of the date hereof.

Conference Call and Webcast

On Tuesday, October 18, 2011, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss third quarter results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:  www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site. No telephone replay will be available.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2011	2010	2011	2010	2011

Net sales	$2,043,455	$1,584,164	$6,139,155	$4,772,753	$2,079,731
Costs of goods sold	1,844,212	1,444,632	5,367,772	4,230,755	1,803,345
Gross profit	199,243	139,532	771,383	541,998	276,386

Selling, general and administrative expenses	72,876	54,679	201,648	167,796	63,631
Profit sharing	7,428	4,562	37,085	21,833	14,454
Amortization of intangible assets	10,154	11,291	30,320	34,437	10,082
Operating income	108,785	69,000	502,330	317,932	188,219

Interest expense, net of capitalized interest	44,702	44,286	132,860	125,249	44,812
Other income, net	(3,523)	(6,215)	(13,835)	(12,817)	(5,745)
Income before income taxes	67,606	30,929	383,305	205,500	149,152

Income taxes	27,749	15,574	143,392	79,959	53,326
Net income	39,857	15,355	239,913	125,541	95,826
Net loss attributable to noncontrolling interests	3,447	3,386	8,004	7,376	2,884

Net income attributable to Steel Dynamics, Inc.	$43,304	$18,741	$247,917	$132,917	$98,710

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.20	$.09	$1.14	$.61	$.45

Weighted average common shares outstanding	218,674	216,881	218,389	216,600	218,500

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.19	$.09	$1.08	$.60	$.43

Weighted average common shares and equivalents outstanding	235,759	234,543	236,083	234,601	236,266

Dividends declared per share	$.10	$.075	$.30	$.225	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
	2011	2010	2011	2010	2011	2011
Steel Operations*

Shipments (net tons)
Flat Roll Division	701,212	621,543	2,091,505	1,993,662	709,614	680,679
Structural and Rail Division	224,514	156,940	628,543	471,541	190,661	213,368
Engineered Bar Products Division	160,649	153,279	463,944	407,140	159,015	144,280
Roanoke Bar Division	141,060	145,168	415,271	363,747	121,305	152,906
Steel of West Virginia	76,487	66,610	223,425	172,735	72,056	74,882
The Techs	166,417	166,858	554,044	569,363	200,724	186,903
Combined	1,470,339	1,310,398	4,376,732	3,978,188	1,453,375	1,453,018
Intra-segment	(29,952)	(17,673)	(102,265)	(50,019)	(36,471)	(35,842)
	1,440,387	1,292,725	4,274,467	3,928,169	1,416,904	1,417,176
Intra-company	(71,165)	(65,186)	(224,235)	(201,659)	(73,502)	(79,568)
External	1,369,222	1,227,539	4,050,232	3,726,510	1,343,402	1,337,608

Production, excluding The Techs (net tons)	1,305,711	1,167,584	3,911,435	3,506,125	1,284,451	1,321,273

Net sales
Combined	$1,298,339	$1,010,916	$3,926,476	$3,061,942	$1,273,472	$1,354,665
Intra-segment	(20,475)	(10,530)	(72,136)	(29,131)	(26,462)	(25,199)
	1,277,864	1,000,386	3,854,340	3,032,811	1,247,010	1,329,466
Intra-company	(49,854)	(40,715)	(163,991)	(123,936)	(51,946)	(62,191)
External	$1,228,010	$959,671	$3,690,349	$2,908,875	$1,195,064	$1,267,275

Operating income before amortization of intangibles	$138,626	$87,880	$550,907	$359,626	$195,634	$216,647
Amortization of intangibles	(2,432)	(2,679)	(7,790)	(8,541)	(2,679)	(2,679)
Operating income	$136,194	$85,201	$543,117	$351,085	$192,955	$213,968

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,483,122	1,361,696	4,565,141	3,942,135	1,528,191	1,553,828
Intra-segment	(3,594)	—	(8,786)	—	—	(5,192)
	1,479,528	1,361,696	4,556,355	3,942,135	1,528,191	1,548,636
Intra-company	(645,355)	(556,222)	(1,970,429)	(1,638,878)	(669,578)	(655,496)
External	834,173	805,474	2,585,926	2,303,257	858,613	893,140

Non-ferrous metals shipments (thousands of pounds)
Combined	269,753	256,514	811,511	731,407	286,645	255,113
Intra-company	(1,804)	(1,784)	(6,043)	(5,924)	(2,261)	(1,978)
External	267,949	254,730	805,468	725,483	284,384	253,135

Mesabi Nugget shipments (metric tons) - Intra-company	32,666	24,553	106,698	49,210	35,767	38,265

Iron Dynamics shipments (metric tons)
Liquid pig iron	48,758	45,046	157,497	130,667	54,598	54,141
Hot briquetted iron	7,438	11,774	17,963	38,503	6,005	4,520
Other	4,838	248	6,571	1,514	540	1,193
Intra-company	61,034	57,068	182,031	170,684	61,143	59,854

Net sales
Combined	$1,060,545	$804,680	$3,249,089	$2,409,350	$1,108,415	$1,080,129
Intra-segment	(1,288)	—	(3,546)	—	—	(2,258)
	1,059,257	804,680	3,245,543	2,409,350	1,108,415	1,077,871
Intra-company	(351,219)	(245,809)	(1,069,661)	(728,491)	(365,250)	(353,192)
External	$708,038	$558,871	$2,175,882	$1,680,859	$743,165	$724,679

Operating income before amortization of intangibles	$3,693	$9,379	$61,231	$57,056	$46,571	$10,967
Amortization of intangibles	(7,081)	(8,302)	(21,244)	(24,906)	(7,081)	(7,082)
Operating income (loss)	$(3,388)	$1,077	$39,987	$32,150	$39,490	$3,885

Steel Fabrication***

Shipments (net tons)
Combined	64,589	47,308	156,410	114,880	44,051	47,770
Intra-company	(12)	(599)	(621)	(621)	(558)	(51)
External	64,577	46,709	155,789	114,259	43,493	47,719

Net sales
Combined	$83,110	$53,920	$197,724	$120,185	$52,652	$61,962
Intra-company	(16)	(198)	(612)	(236)	(573)	(23)
External	$83,094	$53,722	$197,112	$119,949	$52,079	$61,939

Operating loss before amortization of intangibles	$(246)	$(494)	$(4,764)	$(11,745)	$(2,883)	$(1,635)
Amortization of intangibles	—	—	—	(42)	—	—
Operating loss	$(246)	$(494)	$(4,764)	$(11,787)	$(2,883)	$(1,635)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and equivalents	$456,694	$186,513
Accounts receivable, net	815,868	622,189
Inventories	1,158,848	1,114,063
Deferred income taxes	21,652	20,684
Income taxes receivable	24,519	37,311
Other current assets	18,646	19,243
Total current assets	2,496,227	2,000,003

Property, plant and equipment, net	2,168,444	2,213,333

Restricted cash	20,763	23,132

Intangible assets, net	460,206	489,240

Goodwill	746,737	751,675

Other assets	111,104	112,551
Total assets	$6,003,481	$5,589,934

Liabilities and Equity
Current liabilities
Accounts payable	$462,339	$348,601
Income taxes payable	14,844	5,227
Accrued expenses	203,191	175,041
Accrued profit sharing	35,883	23,524
Current maturities of long-term debt	1,210	8,924
Total current liabilities	717,467	561,317

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	350,000
Other long-term debt	41,550	40,397
Total long-term debt	2,379,050	2,377,897

Deferred income taxes	482,543	457,432

Other liabilities	77,391	62,159

Commitments and contingencies

Redeemable noncontrolling interest	64,364	54,294

Equity
Common stock	636	633
Treasury stock, at cost	(725,849)	(727,624)
Additional paid-in capital	1,023,295	998,728
Retained earnings	2,003,486	1,821,133
Total Steel Dynamics, Inc. equity	2,301,568	2,092,870
Noncontrolling interests	(18,902)	(16,035)
Total equity	2,282,666	2,076,835
Total liabilities and equity	$6,003,481	$5,589,934

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating activities:
Net income	$39,857	$15,355	$239,913	$125,541

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,962	57,278	166,965	168,948
Equity-based compensation	3,653	3,626	11,175	9,724
Deferred income taxes	7,118	2,735	29,081	21,620
Changes in certain assets and liabilities:
Accounts receivable	33,533	(26,820)	(193,679)	(228,537)
Inventories	36,346	9,715	(44,787)	(155,356)
Accounts payable	(4,375)	(12,446)	92,550	83,064
Income taxes receivable/payable	(5,910)	8,829	22,410	106,378
Other working capital	56,100	31,148	68,590	50,131
Net cash provided by operating activities	222,284	89,420	392,218	181,513

Investing activities:
Purchase of property, plant and equipment	(38,126)	(24,224)	(91,795)	(95,868)
Other investing activities	947	936	1,946	2,417
Net cash used in investing activities	(37,179)	(23,288)	(89,849)	(93,451)

Financing activities:
Issuance of current and long-term debt	10,851	25,428	15,977	571,980
Repayment of current and long-term debt	(105)	(146)	(7,921)	(355,952)
Debt issuance costs	(6,884)	—	(6,884)	(6,707)
Proceeds from exercise of stock options, including related tax effect	581	1,566	13,446	8,004
Contributions from noncontrolling investors, net	11,320	1,805	13,207	4,416
Dividends paid	(21,865)	(16,260)	(60,013)	(48,693)
Net cash provided by (used in) financing activities	(6,102)	12,393	(32,188)	173,048

Increase in cash and equivalents	179,003	78,525	270,181	261,110
Cash and equivalents at beginning of period	277,691	191,593	186,513	9,008

Cash and equivalents at end of period	$456,694	$270,118	$456,694	$270,118

Supplemental disclosure information:
Cash paid for interest	$14,931	$15,016	$101,088	$90,778
Cash paid (received) for federal and state income taxes, net	$12,403	$(12)	$74,378	$(55,019)